Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
LoJack Corporation:

We have audited the accompanying consolidated balance sheets of LoJack Corporation (a Massachusetts corporation) and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LoJack Corporation and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Boston, Massachusetts
March 11, 2016

LOJACK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(In thousands, except
	share and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,628	$17,588
Restricted cash	490	—
Accounts receivable, net of allowances of $1,904 and $1,781, respectively	24,528	23,963
Inventories	7,290	8,323
Prepaid expenses and other	2,254	3,480
Prepaid and receivable income taxes	132	333
Deferred income taxes	587	463
Total current assets	56,909	54,150
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $46,147 and $45,468, respectively	15,372	16,791
INTANGIBLE ASSETS — NET	70	80
GOODWILL	1,245	1,245
OTHER ASSETS — NET	4,409	3,994
TOTAL	$78,005	$76,260
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short term debt	$86	$3,500
Accounts payable	4,918	6,295
Accrued and other liabilities	9,994	12,657
Current portion of deferred revenue	6,516	7,535
Accrued compensation	8,414	5,777
Total current liabilities	29,928	35,764
LONG TERM DEBT	7,478	6,978
DEFERRED REVENUE	9,815	9,609
DEFERRED INCOME TAXES	587	463
OTHER ACCRUED LIABILITIES	984	1,056
ACCRUED COMPENSATION	1,351	1,945
Total liabilities	50,143	55,815
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 10)
EQUITY:
Preferred stock — $.01 par value; authorized, 10,000,000 shares	—	—
Common stock — $.01 par value; authorized, 35,000,000 shares; issued and outstanding, 19,588,656
shares at December 31, 2015 and 18,755,731 shares at December 31, 2014	196	187
Additional paid-in capital	30,106	26,855
Accumulated other comprehensive income	8,311	7,431
Accumulated deficit	(10,823)	(14,020)
Total LoJack Corporation equity	27,790	20,453
Noncontrolling interest in subsidiary	72	(8)
Total equity	27,862	20,445
TOTAL	$78,005	$76,260

The accompanying notes are an integral part of the consolidated financial statements.

LOJACK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2015	2014
	(In thousands, except share and per share amounts)
Revenue	$129,552	$133,568
Cost of goods sold	59,106	73,446
Gross profit	70,446	60,122
Costs and expenses:
Product development	5,072	5,730
Sales and marketing	28,843	32,663
General and administrative	28,742	35,155
Legal settlement	—	—
Depreciation and amortization	4,077	3,419
Total	66,734	76,967
Operating income (loss)	3,712	(16,845)
Other income (expense):
Interest income	17	8
Interest expense	(884)	(816)
Other, net	1,713	(124)
Total	846	(932)
Income (loss) before provision (benefit) for income taxes and
net income (loss) attributable to the noncontrolling interest	4,558	(17,777)
Provision (benefit) for income taxes	1,281	176
Net income (loss)	3,277	(17,953)
Less: Net income (loss) attributable to the noncontrolling
interest	80	(29)
Net income (loss) attributable to LoJack Corporation	$3,197	$(17,924)
Income (loss) per share attributable to LoJack Corporation:
Basic	$0.17	$(0.99)
Diluted	$0.17	$(0.99)
Weighted average shares:
Basic	18,414,398	18,017,286
Diluted	18,675,846	18,017,286

The accompanying notes are an integral part of the consolidated financial statements.

LOJACK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2015	2014
	(In thousands)
Net income (loss)	$3,277	$(17,953)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	763	555
Unrealized gains (losses) on marketable securities	117	1
Total comprehensive income (loss)	4,157	(17,397)
Less: Comprehensive income (loss) attributable to the noncontrolling interest	80	(29)
Comprehensive income (loss) attributable to LoJack Corporation	$4,077	$(17,368)

The accompanying notes are an integral part of the consolidated financial statements.

LOJACK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

YEARS ENDED DECEMBER 31, 2015 and 2014

	LoJack Corporation Equity
	Common Stock
				Accumulated
			Additional	Other			Noncontrolling
	Number of		Paid-in	Comprehensive	Retained		Interest in	Total
	Shares	Amount	Capital	Income	Earnings	Total	Subsidiary	Equity
	(In thousands, except share amounts)
Balance, December 31, 2013	18,741,253	$187	$25,022	$6,875	$3,904	$35,988	$21	$36,009
Net loss					(17,924)	(17,924)	(29)	(17,953)
Unrealized gain on marketable
securities, net of tax				1		1		1
Foreign currency translation				555		555		555
Exercise of stock options	124,248	1	489			490		490
Repurchase of common stock and
stock withheld for tax on stock
compensation	(72,291)	(1)	(338)			(339)		(339)
Restricted stock grants, net of
forfeitures	(37,479)	-	-
Compensation expense associated
with stock based compensation			1,682			1,682		1,682
Balance, December 31, 2014	18,755,731	187	26,855	7,431	(14,020)	20,453	(8)	20,445
Net income					3,197	3,197	80	3,277
Unrealized gain on marketable
securities, net of tax				117		117		117
Foreign currency translation				763		763		763
Exercise of stock options	471,093	5	1,866			1,871		1,871
Repurchase of common stock and
stock withheld for tax on stock
compensation	(30,061)	-	(105)			(105)		(105)
Restricted stock grants, net of
forfeitures	391,893	4	(4)
Compensation expense associated
with stock based compensation			1,494			1,494		1,494
Balance, December 31, 2015	19,588,656	$196	$30,106	$8,311	$(10,823)	$27,790	$72	$27,862

The accompanying notes are an integral part of the consolidated financial statements.

LOJACK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,277	$(17,953)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	1,494	1,682
Depreciation and amortization	4,556	3,713
Non cash revenue from warrants	(274)	(547)
Allowance for doubtful accounts	124	(218)
(Gain) loss on disposal of property and equipment	15	12
Increase (decrease) in cash from changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(838)	2,635
Inventories	939	(1,179)
Prepaid expenses and other	1,202	(1,234)
Prepaid income taxes	201	(147)
Other assets	218	(45)
Accounts payable	(1,321)	(526)
Accrued and other liabilities	28	5,252
Deferred revenue, net of deferred costs	(112)	(1,906)
Net cash provided by (used in) operating activities	9,509	(10,461)
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(3,304)	(8,031)
Other	59	5
Restricted cash	(490)	47
Net cash used in investing activities	(3,735)	(7,979)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options	1,871	489
Repayment of debt	(10,000)	—
Proceeds from debt	7,000	4,204
Payment of tax withholding obligations related to stock compensation	(105)	(340)
Payment of debt issuance costs	(387)	(161)
Other	86	—
Net cash (used in) provided by financing activities	(1,535)	4,192
Effect of exchange rate changes on cash and cash equivalents	(199)	(147)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,040	(14,395)
BEGINNING CASH AND CASH EQUIVALENTS	17,588	31,983
ENDING CASH AND CASH EQUIVALENTS$	$21,628	$17,588
Supplemental cash flow information:
Income taxes paid	$75	$333
Interest paid	$884	$816

The accompanying notes are an integral part of the consolidated financial statements.

LOJACK CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2015 AND 2014

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company — LoJack Corporation and subsidiaries, or LoJack, we, our, or the Company, is a global leader in providing after-market safety, security and protection products and services for tracking and recovering cars, trucks and other valuable mobile assets. Our proprietary technology, wireless network and integration with law enforcement agencies provide an effective means for the tracking and recovery of these assets. Our headquarters are located in Canton, Massachusetts and as of December 31, 2015 we have operations in 29 states and the District of Columbia in the United States and 30 foreign countries and territories.

The LoJack Stolen Vehicle Recovery System — The LoJack System is based on very high frequency, or VHF, technology. If a vehicle equipped with a LoJack Unit is stolen, its owner reports the theft to the local police department. If the theft is reported in a jurisdiction where the LoJack System is operational, a unique radio signal is automatically transmitted to the LoJack Unit in the stolen vehicle, activating its tracking signal. The Vehicle Tracking Unit, installed in police patrol cars and aircraft in the coverage areas, is used by law enforcement officers to lead them to the stolen vehicle using VHF direction-finding technology to locate the LoJack Unit emitting the tracking signal. In Canada and Italy, the tracking of stolen LoJack equipped vehicles is performed by our personnel or by private parties under contract with us, and once a LoJack equipped stolen vehicle is located by our tracking team, we rely on local law enforcement agencies for the actual recovery.

Summary of Significant Accounting Policies

Principles of Consolidation — The consolidated financial statements include the accounts of LoJack, our wholly-owned subsidiaries and our controlling interest in SC-Integrity Inc., or SCI. We consolidate entities which we own or control. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates — Preparing financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual amounts may differ from these estimates under different assumptions or conditions.

Revenue Recognition and Deferred Revenue — We recognize revenue principally on five types of transactions — sales of products, subscriber fees for service contracts, extended warranty sales, licensing and royalty fees. In accordance with the guidance provided by the Securities and Exchange Commission’s Staff Accounting Bulletin, SAB No. 104, Revenue Recognition, or SAB No. 104, revenue is recognized when all of the following are met: (a) persuasive evidence of an arrangement exists, (b) title and risk of loss have passed, (c) delivery has occurred or the services have been rendered, (d) the sales price is fixed or determinable and (e) collection is reasonably assured.

We generally recognize revenue on product sales with no continuing obligations upon installation. Revenue relating to sales made to our third party installation partners, who purchase our products and perform installations themselves, is recognized upon shipment, which is prior to the installation of the related products in the consumer’s vehicle. Revenue from the sales of products and components of the LoJack System to international licensees is recognized upon shipment to the licensee or when payment becomes reasonably assured, whichever is later.

In September 2009, the FASB issued Accounting Standards Update, or ASU, No. 2009-13, as codified in Accounting Standards Codification 605, Revenue Recognition, or ASC 605. ASC 605 provides greater ability to separate and allocate consideration in a multiple element revenue arrangement. In addition, ASC 605 requires the use of estimated selling price to allocate consideration in a multiple element revenue arrangement, therefore eliminating the use of the residual method of accounting.

In Canada, sales of a LoJack Unit constitute a multiple element arrangement under Accounting Standards Codification, or ASC, 605 subtopic 25, Revenue Recognition: Multiple Element Arrangements. The LoJack Unit includes LoJack Unit hardware, installation service and the tracking and recovery service, which is provided over the period of vehicle ownership.

The delivered elements of a multiple element arrangement (LoJack Unit hardware and installation service) must meet certain criteria to qualify each component of the combined LoJack Unit for separate accounting. We performed an analysis and determined that each of the delivered elements in the arrangement qualify for separate accounting based on the applicable guidance.

In the U.S. and Canada, sales of a combined LoJack and Early Warning Unit constitute a multiple element arrangement under ASC 605 subtopic 25. The combined LoJack and Early Warning Unit includes LoJack Unit hardware, Early Warning hardware, installation service, and an Early Warning ongoing automated notification service, which is provided over the period of vehicle ownership.

The delivered elements of a multiple element arrangement (LoJack Unit hardware and Early Warning Hardware and installation service) must meet certain criteria to qualify each component of the combined LoJack and Early Warning Unit for separate accounting. We performed an analysis and determined that each of the delivered elements in the arrangement qualify for separate accounting based on the applicable guidance.

The guidance establishes a selling price hierarchy for determining the selling price of a deliverable in a multiple element arrangement. The selling price for each deliverable is based on vendor-specific objective evidence, or VSOE, if available, third-party evidence, or TPE, if VSOE is not available, or management’s best estimated selling price, or BESP, if neither VSOE nor TPE are available. The residual method of allocation is no longer permitted under the relevant guidance and thus we are required to allocate consideration at the inception of the arrangement to all deliverables using the relative selling price allocation method. The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of the deliverable’s estimated fair value. Management determined an estimated fair value for each element in the arrangement as follows: (i) LoJack Unit hardware selling price has been determined using VSOE; (ii) Early Warning hardware selling price has been determined based on BESP; (iii) installation service selling price has been determined using TPE; (iv) Early Warning ongoing notification service selling price has been determined based on BESP; and (v) Canadian tracking and recovery service selling price has been determined based on BESP. We analyze the selling prices used in our allocation of arrangement consideration, at a minimum, on an annual basis. Selling prices would be analyzed on a more frequent basis if a significant change in the business necessitates a more timely analysis or if we experience significant variances in our selling prices.

The LoJack and Early Warning hardware and installation service components of each sale are considered to have met delivery requirements for revenue recognition upon installation of the LoJack and Early Warning Unit; however, revenue from the ongoing notification service, as well as the tracking and recovery service in Canada, are deferred and recognized over an estimated life of new vehicle ownership.

Prior to our adoption of ASC 605 as of January 1, 2011, the Early Warning Unit and ongoing notification service was considered to be one unit of accounting, and revenue relating to the sale was deferred and recognized over an estimated life of new vehicle ownership, which we estimate is five years.

Revenue relating to the sale of service contracts is recognized over the life of the contract. The purchase of an initial service contract is a requirement at the time the consumer purchases a LoJack Unit in Italy. The service contracts, which are sold separately from the LoJack hardware, are offered in terms ranging from 12 to 60 months and are generally payable in full upon activation of the related unit or renewal of a previous service contract. Customers are also offered a month-to-month option.

We offer several types of contractual extended warranties. For those warranties for which an independent third party insurer, and not LoJack, is the primary obligor, we recognize payments for these contracts in revenue at the time of sale. For those warranty products to which we are the primary obligor, revenue is deferred and is recognized over the term of the warranties, determined to be equivalent to the estimated life of new vehicle ownership, which we estimate to be five years. In December 2011, we transferred the servicing and liability obligations for a portion of our extended warranty contracts originated in 2010 to a third party, eliminating any additional services or liability exposure as the primary obligor for those contracts. During the first quarter of 2012, we transferred the servicing and liability obligations for the majority of our extended warranty contracts originated in 2011 to the third party. Beginning in 2012, the majority of our servicing and liability obligations associated with new contracts sold are transferred to the third party upon purchase by the consumer. As such, for the majority of extended warranty contracts originated after 2011, we recognize revenue upon delivery as opposed to deferring the revenue and recognizing it over the life of the contract.

For those warranties for which a third party, and not LoJack, is the primary obligor, we record revenue on a gross basis, with related unit costs being included in cost of goods sold. We considered the factors for gross and net revenue recording and determined that despite not being the primary obligor for the majority of these arrangements, gross revenue reporting was appropriate based on the relevant accounting guidance. Specifically, we have latitude in establishing price; we can change the product offering; we have discretion in supplier selection; we are involved in the determination of product or service specifications; we bear the credit risk; and the amount that we earn on each contract is not fixed. During the years ended December 31, 2015 and 2014, we recognized $5,198,000 and $6,272,000, respectively, of revenue related to the sale of our extended warranty products for which we are not the primary obligor. We recognized related cost of goods sold of $1,042,000 and $1,139,000 during the years ended December 31, 2015 and 2014, respectively.

We recognize license fees from our international licensees in revenue over the term of the license (typically ten years) and we recognize royalty revenue when earned or when payment is reasonably assured, whichever is later. (Also see Note 5 for a discussion of the license income related to Absolute Software Corporation, or Absolute.)

Revenue relating to SCI and LoJack SafetyNet Inc., or SafetyNet, consists of the sale of tracking devices and subscription fees. Sales of units are recognized upon shipment and subscription fees are recognized over the life of the contractual agreement which can range from 12 to 24 months.

Any revenue that has been deferred and is expected to be recognized beyond one year is classified as long-term deferred revenue.

Stock-Based Compensation — Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight-line method.

Advertising Expenses — Advertising costs, which include the placement of advertisements, third party media consulting firm fees, trade shows and promotional literature, are expensed as incurred and are classified under sales and marketing expense. Advertising expenses for the years ended December 31, 2015 and 2014 were $1,468,000 and $2,856,000, respectively.

Warranty Costs — We provide for the estimated costs associated with fulfilling our warranty related obligations based primarily on our historical experience of the cost of fulfilling our warranty obligations. The estimated provision for accrued warranty costs is included in the consolidated balance sheet within accrued and other liabilities. Warranty coverage is provided on both our LoJack Units and Boomerang Units. We warrant to consumers that LoJack Units and Boomerang Units will be free from defects in material or workmanship for a period of two years from the date of installation. We also warrant to purchasers of the LoJack Unit that if a LoJack Unit equipped vehicle is stolen in a covered jurisdiction within two years of installation and not recovered within 24 hours from the time that the theft is reported to the police, we will pay the consumer an amount equal to the full purchase price of the LoJack Unit up to a maximum of $695 (up to $995 if the consumer has purchased LoJack Early Warning). We warrant to purchasers of the Boomerang Units that if the Boomerang-equipped vehicle is stolen and not recovered within 60 days of the reported theft, we will pay the consumer an amount equal to the full purchase price of the unit and the service fees, up to a maximum of CAD $1,000 for the Boomerang Unit and CAD $2,000 for the Boomerang Unit with automatic theft notification. For the BoomerangXpress Units, we will offer the consumer a new unit, including installation, free of charge.

SCI warrants its hardware devices to be free of defects in materials or workmanship for a period of one year after date of purchase. All external batteries, cases or wiring provided by SCI as part of an assembled device are warranted for a period of 30 days from date of purchase. Any hardware item covered by SCI’s warranty and found to be defective during the warranty period will be repaired or replaced at our discretion.

We warrant to consumers that the SafetyNet transmitter will be free from defects in material, workmanship or design for a period of one year from the date of purchase. If the product proves to be defective in material, workmanship or design within that period, we will replace the transmitter. Under the SafetyNet warranty, our maximum liability may not exceed $500.

A rollforward of the activity of the warranty reserve is as follows (dollars in thousands):

	Year Ended December 31,
	2015	2014
Balance at beginning of year	$285	$465
Additions charged to cost and expense	54	42
Warranty claims	(155)	(222)
Balance at end of year	$184	$285

Commitments and Contingent Liabilities — We are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments, including any legal costs associated with a loss contingency, when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims and litigation and may revise estimates. Given the nature of most litigation, the company is typically unable to estimate probable legal costs associated with pending litigation matters and therefore, such costs are most often expensed as incurred. (Also see Note 10.)

Cash and Cash Equivalents — We consider all highly liquid instruments with an original maturity of three months or less to be cash equivalents. We periodically maintain bank balances which exceed the federally insured limit. We routinely assess the financial strength of our depository banks and believe we had no significant exposure to credit risks as of December 31, 2015.

Marketable Securities — All marketable securities must be classified as one of the following: held-to-maturity, available-for-sale, or trading. We determine the classification at the time of purchase.

Our investment in our French licensee, in the form of a publicly-traded common stock, is accounted for as an available-for-sale security and is valued at the quoted closing price on its market exchange as of the reporting date. No realized gains or losses were recorded for the years ended December 31, 2015 or 2014. Our investment in our French licensee is reported as a long- term asset on our consolidated balance sheet. Unrealized gains or losses on available-for-sale securities are included, net of tax, in accumulated other comprehensive income in equity until the disposition of the security. We follow the specific identification method in determining the cost basis in computing realized gains and losses on the sale of available-for-sale securities. Realized gains and losses on available-for-sale securities are included in other income (expense).

The investments of the deferred compensation plan are included in other assets at fair value. (See Note 11 for further discussion.)

Accounts Receivable — We maintain an allowance for doubtful accounts based on an assessment of collectability of all outstanding receivables. We make this assessment by evaluating the creditworthiness of our customers, historical trends and economic circumstances. A rollforward of the activity of the allowance for doubtful accounts is as follows (dollars in thousands):

	Year Ended December 31,
	2015	2014
Balance at beginning of year	$1,781	$2,023
Reductions to the provision	124	(218)
Accounts written off, net of recoveries	(1)	(24)
Balance at end of year	$1,904	$1,781

Customer and Vendor Concentration — Accounts receivable in the United States are due principally from automobile dealers that are geographically dispersed. Accounts receivable in Canada consist of payments due from our dealer channel and corporate accounts. International accounts receivable are principally due from international licensees. As of December 31, 2015, one international licensee accounted for 22% of accounts receivable. As of December 31, 2014, two international licensees accounted for 21% and 15% of accounts receivable. For the year ended December 31, 2015 no international licensees accounted for more than 10% of revenue. For the year ended December 31, 2014, our South African licensee, Tracker South Africa, accounted for 11% of revenue. When possible, payment for our products from international licensees is supported by the purchase of private trade-credit insurance paid for by the licensee.

We have a contract manufacturing arrangement for the LoJack Unit and other LoJack System components sold in the North America and International segments with Celestica LLC. Although we currently do not use additional manufacturers, we believe that several companies have the capability to manufacture LoJack Units.

Inventories — Inventories are stated at the lower of cost or market value using the first-in, first-out method.

Property and Equipment — Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as detailed below:

Useful Life (years)
System components and vehicle tracking units	7
Office equipment, computer equipment and software	3-5
Software developed for internal use	3-5
Furniture and fixtures	5
Leasehold improvements	shorter of useful life
or lease term
Vehicles	3

Upon retirement or other disposition, the cost and the related accumulated depreciation of the assets are eliminated from the consolidated balance sheet and the related gains or losses are reflected in the consolidated statement of operations. Expenditures for maintenance and repairs are charged to expense while the costs of significant improvements that extend the life of the property and equipment are capitalized.

Internal Software Development Costs — We capitalize internal software development costs associated with software developed for internal use. In accordance with ASC 350-40, Internal-Use Software, expenses related to the design of software, coding and installation of hardware, and certain costs incurred to allow access to or conversion of old data by new systems are capitalized. Costs related to training and data migration activities are expensed as incurred. Capitalized internal software development costs are amortized over the period of economic benefit, generally between three and five years. For the years ended December 31, 2015 and 2014, capitalized software included in property and equipment totaled $5,814,000 and $1,499,000, net of accumulated amortization of $15,246,000 and $14,107,000, respectively. For the years ended December 31, 2015 and 2014, we deployed internal software development costs of $6,215,000 and $556,000, respectively. The majority of our internal software development costs deployed during the year ended December 31, 2015 were capitalized as of December 31, 2014, but had not yet been placed into service. For the years ended December 31, 2015 and 2014, $1,902,000 and $656,000, respectively, of amortization expense was recorded for these capitalized internal software costs. Additions to internal software development costs are included in investments in property and equipment in the consolidated statements of cash flows.

Cost-Basis Investments — We have made investments in some of our international licensees. These investments to date have resulted in ownership of less than 20% of any one licensee. Unless the shares are marketable securities, these investments are accounted for using the cost method of accounting. Under the cost method of accounting, investments are carried at cost and are adjusted only for other-than-temporary declines in fair value, distributions of earnings, additional investments made and other ownership changes. We have not recorded any gains or losses on these investments in the years ended December 31, 2015 and 2014. (Also see Note 5.)

Equity Investments— We have a 64% interest in SCI, a Texas based company which provides comprehensive solutions for cargo theft monitoring prevention, investigation, tracking and recovery. Prior to August 2008, we had accounted for our interest in SCI utilizing the equity method of accounting. During the third quarter of 2008, we increased our equity investment in SCI from 40% to 60% and as a result began consolidating the results of its operations in our consolidated financial statements as well as accounting for the corresponding impact of SCI’s noncontrolling interest in a separate component of our consolidated balance sheet and statement of operations. In October 2009, we, along with the noncontrolling interest in SCI, invested an additional $800,000 into SCI in exchange for 1,188,707 shares of SCI common stock. Our portion of this investment was $508,000. As of December 31, 2015 we, along with the noncontrolling interest in SCI, have invested an additional $1,482,000, in the form of 11% convertible notes. Our portion of the notes, which was $1,004,000 as of December 31, 2015, is eliminated in consolidation. The amount of the note due to noncontrolling holders of SCI, $478,000, is classified as long-term debt on our consolidated balance sheet. (Also see Note 4.)

Goodwill and Other Intangible Assets — Goodwill is not amortized but instead is assessed for impairment at least annually and as triggering events occur. We have adopted an annual measurement date of November 30 for SCI goodwill. As of each annual measurement date, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of each reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If it is determined based on this analysis that the impairment test should be performed, the carrying value of the reporting unit is compared to its estimated fair value, and an impairment charge is measured based upon the excess of the carrying value of goodwill over the implied fair value if impairment is indicated. This analysis is performed at a reporting unit level. There was no goodwill impairment recognized for the years ended December 31, 2015 and 2014. (See Note 4 for detail.)

Other intangible assets consist of amortizing intangibles, including customer relationships, patents, trademarks, trade names and the rights to very high frequencies. Whenever events or changes in circumstances indicate that the carrying value may not be recoverable, an assessment is completed to determine whether the fair value of the asset exceeds the carrying value. When a potential impairment has been identified, forecasted undiscounted net cash flows of the operations to which the asset relates are compared to the current carrying value. If such cash flows are less than the carrying amounts, a fair value calculation is performed and the intangible assets are then written down to their respective fair values.

In making this assessment, we rely on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data. There was no impairment charge recognized relating to other intangible assets for the years ended December 31, 2015 and 2014. (Also see Note 4.)

Impairment of Other Long-lived Assets — Other long-lived assets including property and equipment and internal software development costs are also periodically assessed for impairments. No triggering events were identified during the years ended December 31, 2015 and 2014 and, as such, no impairments were recorded in the periods presented.

Income Taxes — We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and tax basis of existing assets and liabilities, using enacted tax rates anticipated to be in effect in the year(s) in which the differences are expected to reverse. Valuation allowances are provided against deferred tax assets that are not deemed to be more likely than not realizable.

Our annual effective tax rate is based on our income (loss), statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our annual tax expense and in evaluating our tax positions. We provide reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. In accordance with ASC 740, Income Taxes, or ASC 740, tax benefits are based on a determination of whether and how much of a tax benefit taken by us in our tax filings or positions is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit, assuming that the matter in question will be raised by the tax authorities. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense. (Also see Note 9.)

Product Development — Costs for product development are expensed as incurred and include salaries, fees to consultants, and other related costs associated with the development of new products. A portion of our product development effort has been outsourced to unrelated third parties.

Income (Loss) Per Share — Basic income (loss) per common share is computed using the weighted average number of common shares and common share equivalents outstanding during each year. Diluted income (loss) per common share is computed using the weighted average number of common shares outstanding during the year, including the effect of our outstanding stock options and restricted stock (using the treasury stock method), except where such stock options or restricted stock would be antidilutive. A reconciliation of weighted average shares used for the basic and diluted computations is as follows:

	Year Ended December 31,
	2015	2014
Weighted average shares for basic	18,414,398	18,017,286
Dilutive effect of stock options and restricted stock	261,448	—
Weighted average shares for diluted	18,675,846	18,017,286

For the year ended December 31, 2015, 1,296,267 options and 26,417 shares of restricted stock were excluded from the computation of diluted net income per share as their effect would be antidilutive. Because of the net losses reported for the year ended December 31, 2014, all shares of stock issuable pursuant to stock options and unvested stock were not considered for dilution as their effect would be antidilutive. For the year ended December 31, 2014, 2,185,199 options and 571,753 shares of restricted stock were excluded from the computation of diluted net income per share as their effect would be antidilutive.

Comprehensive Income — Other comprehensive income, as defined, includes all changes in equity during a period from non-owner sources, such as unrealized gains and losses on available-for-sale securities and foreign currency translation. Accumulated other comprehensive income and its components were as follows (dollars in thousands):

	Foreign	Unrealized	Total Accumulated
	Currency	Gain on	Other
	Translation	Marketable	Comprehensive
	Adjustment	Securities	Income
Balance at December 31, 2014	$7,339	$92	$7,431
Foreign currency translation adjustments	763		763
Unrealized gain on marketable securities		117	117
Balance at December 31, 2015	$8,102	$209	$8,311

Foreign Currency — The functional currency for each of our subsidiaries is the currency of the primary economic environment in which the subsidiary operates, generally defined as the currency in which the entity generates and expends cash. For all entities, with the exception of LoJack Equipment Ireland, Ltd., or LoJack Ireland, the functional currency is the local currency. LoJack Ireland’s functional currency is the U.S. dollar. All assets and liabilities are translated into U.S. dollar equivalents at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average exchange rates for the year. Translation gains or losses are recorded in equity as an element of accumulated other comprehensive income. We also incur transactional gains and losses resulting from transactions denominated in foreign currencies and the translation of intercompany balances which are not permanently invested. Such items are recorded as other income (expense) in the consolidated statement of operations. For the years ended December 31, 2015 and 2014, we recorded foreign currency losses of $372,000 and $214,000, respectively.

Recently Adopted Accounting Guidance

In April 2015, FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The guidance requires debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the presentation for debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. In August 2015, the FASB issued ASU No. 2015-15, Interest-Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements - Amendments to SEC Paragraphs Pursuant to Staff Announcements at the June 2015 EITF Meeting. ASU 2015-15 amends Subtopic 835-30 to include that the SEC would not object to the deferral and presentation of debt issuance costs as an asset and subsequent amortization of debt issuance costs over the term of the line-of-credit arrangement, whether or not there are any outstanding borrowings on the line-of-credit arrangement. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015, and must be applied on a retrospective basis with early adoption permitted. The Company has adopted this guidance as of January 1, 2016 and the adoption will not have a material impact on our consolidated financial statements.

Accounting Guidance Issued But Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, an updated standard on revenue recognition. ASU 2014-09 provides enhancements to the quality and consistency of how revenue is reported while also improving comparability in the financial statements of companies reporting using IFRS and U.S. GAAP. ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. The new standard also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The FASB has approved a one year deferral of this standard, and this pronouncement is now effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and is to be applied using one of two retrospective application methods, with early application permitted for annual reporting periods beginning after December 15, 2016. The Company is currently in the process of evaluating the impact that the implementation of this standard will have on our financial statements.

In November 2015, FASB issued ASU No. 2015-17, Income Taxes (Topic 740) - Balance Sheet Classification of Deferred Taxes. The new standard requires an entity to separate deferred tax liabilities and assets into a current amount and noncurrent amount in a classified statement of financial position. The update requires entities that present a classified balance sheet to classify all deferred tax liabilities and assets as a noncurrent amount. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2016, and may be early adopted on a prospective basis or on a retrospective basis to all periods presented. The Company is currently in the process of evaluating the impact that the implementation of this standard will have on our financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory - Simplifying the Measurement of Inventory. ASU 2015-11 more closely aligns the measurement of inventory in GAAP with the measurement of inventory in IFRS. The amendments in this Update require that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently in the process of evaluating the impact that the implementation of this standard will have on our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. The standard update offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, the new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires modified retrospective adoption, with early adoption permitted. Accordingly, this standard is effective for the Company on January 1, 2019. The Company is currently in the process of evaluating the impact that the implementation of this standard will have on our financial statements.

2. INVENTORIES

Inventories are classified as follows (dollars in thousands):

	December 31,
	2015	2014
Raw materials	$162	$156
Work in progress	—	—
Finished goods	7,128	8,167
Total inventories	$7,290	$8,323

3. PROPERTYAND EQUIPMENT

Property and equipment consist of the following (dollars in thousands):

	December 31,
	2015	2014
System components, including vehicle tracking units	$19,806	$19,556
Equipment, software, furniture and fixtures and leasehold improvements	38,266	34,322
Vehicles	61	314
Total	58,133	54,192
Less: accumulated depreciation and amortization	(46,147)	(45,468)
Total	11,986	8,724
System components and fixed assets not yet in service	3,386	8,067
Property and equipment — net	$15,372	$16,791

Depreciation expense relating to property and equipment totaled $4,546,000 and $3,703,000 for the years ended December 31, 2015 and 2014, respectively.

System components and fixed assets not yet in service consist primarily of capitalized software and certain infrastructure, tooling, and other equipment that has not been placed into service.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

Upon the acquisition of SCI, we recorded goodwill and acquired certain intangible assets with finite lives. The intangible assets acquired include customer relationships and trade names and trademarks.

Our annual measurement date for impairment testing is November 30. Tests for impairment are also performed on an interim basis if triggering events are identified. Triggering events are events or changes in circumstance that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include: (a) a significant adverse change in legal factors or in the business climate; (b) an adverse action or assessment by a regulator; (c) unanticipated competition; (d) a loss of key personnel; (e) a more likely than not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of; (f) the testing for recoverability of a significant asset group within a reporting unit; or (g) recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

At each annual measurement date, as a basis for determining whether it is necessary to perform the two-step goodwill impairment test, we perform a qualitative assessment of whether it is more likely than not that the fair value of each reporting unit is less than its carrying amount. If it is determined based on this analysis that it is not more likely than not that the fair value is less than the carrying amount, the two-step impairment test is not required.

The first step in goodwill impairment testing is to compare the estimated fair value of the reporting unit to its carrying value. We utilize the discounted cash flow, or DCF, method under the income approach to estimate a reporting unit’s fair value. Use of a DCF valuation model is common practice in impairment testing in the absence of available transactional market evidence to determine the fair value. The key assumptions used in the DCF valuation model include discount rates, growth rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment. Discount rates are determined by using a weighted average cost of capital, or WACC. The WACC considers market and industry data as well as Company-specific risk factors for each reporting unit in determining the appropriate discount rates to be used. Using historical and projected data, growth rates and cash flow projections are generated for each reporting unit. Terminal value rate determination follows common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and low long-term growth rates.

We corroborate the results of the DCF model by using the guideline company method and the comparable transaction method, both of which are market-based approaches. In the event that the estimated fair value of the reporting unit is less than its carrying amount, we would then proceed to the second step to determine if an impairment charge is necessary. The second step in the goodwill impairment testing involves comparing the implied fair value of goodwill with its carrying value. The implied fair value of goodwill is equivalent to the excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities, as if the reporting unit had been acquired in a business combination. Should the carrying value of the reporting unit’s goodwill exceed the implied fair value, an impairment loss would be recognized in the amount of the excess.

At November 30, 2015, we performed the annual qualitative assessment of the goodwill for SCI. After assessing the totality of events or circumstances affecting SCI, including macroeconomic, industry and market conditions, we determined that it was not more likely than not that the fair value of the SCI reporting unit was less than its carrying amount, and as such did not proceed with the first and second steps of the goodwill impairment testing process.

The following table summarizes the changes in goodwill by business segment (dollars in thousands):

	North
	America	International	All
	Segment	Segment	Other	Consolidated
Balance at January 1, 2014	$—	$—	$1,245	$1,245
Balance at December 31, 2014	$—	$—	$1,245	$1,245
Balance at December 31, 2015	$—	$—	$1,245	$1,245

The following table summarizes the changes in intangible assets by business segment (dollars in thousands):

	North
	America	International	All
	Segment	Segment	Other	Consolidated
Balance at January 1, 2014	$—	$90	$—	$90
Amortization	—	(10)	—	(10)
Balance at December 31, 2014	$—	$80	$—	$80
Amortization	—	(10)	—	(10)
Balance at December 31, 2015	$—	$70	$—	$70

Intangible assets consist of the following (dollars in thousands):

	December 31, 2015			December 31, 2014
			Weighted			Weighted
	Gross		Average	Gross		Average
	Carrying	Accumulated	Amortization	Carrying	Accumulated	Amortization
	Amount	Amortization	Period	Amount	Amortization	Period
Contractual relationships	$423	$423	2.6 years	$887	$887	2.8 years
Trade name and trademark	54	54	2.0 years	65	65	2.0 years
Patents and other intangibles	150	80	15.0 years	150	70	15.0 years
Total intangible assets	$627	$557	5.5 years	$1,102	$1,022	4.3 years

Estimated amortization expense for the next five years and thereafter for our intangible assets as of December 31, 2015 is as follows (dollars in thousands):

2016	$10
2017	$10
2018	$10
2019	$10
2020	$10
Thereafter	$20

5. OTHER ASSETS

Other assets consist of the following (dollars in thousands):

	December 31,
	2015	2014
Deferred costs related to deferred revenue arrangements	$750	$406
Investment in international licensees	2,435	2,318
Deferred compensation plan assets	673	688
Security deposits and other	551	582
Total	$4,409	$3,994

Deferred Costs Related to Deferred Revenue Arrangements

As discussed in our revenue recognition policy in Note 1, revenue relating to the sales of LoJack Early Warning ongoing automated notification service and certain warranty products are deferred and recognized over five years. The direct and incremental cost of this revenue was comprised primarily of the cost of the Early Warning device hardware prior to the adoption of ASU 2009-13 as of January 1, 2011. The deferred cost is presented as a long-term asset.

Investment in International Licensees

As of December 31, 2015, investments in international licensees of $2,435,000 included a 12.5% equity interest in our Mexican licensee, totaling $1,541,000, a 5.5% interest in our French licensee, totaling $394,000, and a 17.5% equity interest in our Benelux licensee, totaling $500,000.

The investment in our Mexican licensee, over which we do not exercise significant influence, is accounted for using the cost method of accounting and is carried at cost and adjusted only for other-than-temporary declines in fair value, distributions of capital and additional investments made. We periodically review the carrying value of this investment, based upon projections of anticipated cash flows, market conditions, legal factors, operational performance, and valuations, when appropriate. We have concluded that there are no impairments to the fair value of this investment for all years presented. During 2015 and 2014, our Mexican licensee declared dividends of $80,000 and $110,000, respectively, which we recorded in other income.

Our investment in our French licensee, in the form of a marketable equity security, is accounted for as an available-for-sale security and is valued at the quoted closing price of its market exchange as of the reporting date. If the quoted price of the investment in our French licensee were to drop below our recorded cost for an extended period of time we would evaluate the investment for impairment. No realized gains or losses were recorded for the year ended December 31, 2015 or 2014.

The investment in our Benelux licensee, over which we do not exercise significant influence, is accounted for using the cost method of accounting and is carried at cost and adjusted only for other-than-temporary declines in fair value, distributions of capital and additional investments made. In 2009, we obtained this investment in exchange for the licensing rights related to the Benelux region. We valued the investment based on the fair value of the licensing rights. The revenue related to the license is reflected in deferred revenue on the balance sheet at December 31, 2015 and 2014. We will begin to recognize license revenue once the licensee has completed the build-out of the VHF network. We periodically review the carrying value of this investment, based upon projections of anticipated cash flows, market conditions, legal factors, operational performance, and valuations, when appropriate.

We may be required to record an impairment charge in a future period if (1) the Benelux licensee would require additional capital and is unable to raise sufficient capital to continue operations, (2) the licensee raises sufficient capital, but at a lower stock price than currently valued and/or (3) the operations and future cash flows of the licensee vary significantly from current projections, adversely affecting the viability of the business, or other negative events were to occur.

We also hold a 5% equity interest in our licensee in Argentina, for which we have no carrying value. While our licensee has paid dividends in the past, no dividends were received for the years ended December 31, 2015 or 2014.

Below are the revenue associated with, and the receivables outstanding from, our international licensees in which we maintain some ownership (dollars in thousands):

Revenue for the year ended:
December 31, 2015	$13,200
December 31, 2014	$9,432
Accounts receivable outstanding at:
December 31, 2015	$7,465
December 31, 2014	$6,792

Deferred Compensation Plan Assets

The investments of the deferred compensation plan are included in other assets at fair value. (See Note 11 for further discussion.)

Absolute Warrants

In June 2005, we entered into a ten year trademark license agreement with Absolute, a Vancouver, British Columbia, Canada based computer theft recovery company to brand its consumer offering LoJack for Laptops®. In addition to an annual per unit royalty, we were granted 1,000,000 (on a post-split basis) warrants to purchase Absolute’s common stock with vesting on a pro rata basis over a five year period commencing on July 1, 2006. We concluded that a measurement date is not achieved until the warrants become vested and exercisable. Prior to reaching a measurement date, the fair value of unvested warrants is calculated utilizing a Black-Scholes option pricing model and the earned and unearned revenue is adjusted to fair value. Once a measurement date has been reached, the fair value of vested warrants is measured and the revenue related to the vested warrants becomes fixed with revenue recognized over the remaining term of the licensing agreement. Subsequent to reaching a measurement date, the vested warrants are accounted for as a derivative, which requires the warrants to be recorded at fair value at each reporting date with any changes in fair value being recorded in the consolidated statement of operations. We classify the gains (losses) on investments in other income (expense). Our recognition of revenue related to the Absolute warrants was completed during June 2015. During the years ended December 31, 2015 and 2014, we recognized $274,000 and $547,000, respectively, in revenue related to the Absolute warrants.

At December 31, 2015 and 2014, there were no unvested Absolute warrants outstanding and we no longer held any shares of the Absolute common stock acquired through the exercise of the Absolute warrants.

6. FAIR VALUE MEASUREMENTS

The FASB authoritative guidance on fair value measurements defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Financial assets and liabilities recorded on the accompanying consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 — Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives and most United States Government and agency securities).

Level 2 — Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

●	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);
●	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and
●	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

Level 3 — Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

We did not have any Level 2 or Level 3 financial assets or liabilities as of December 31, 2015 or 2014.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair value hierarchy requires the use of observable market data when available. In instances where the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following table sets forth by level within the fair value hierarchy, our financial assets and liabilities that are accounted for at fair value on a recurring basis at December 31, 2015 and 2014, according to the valuation techniques we used to determine their fair values (dollars in thousands):

		Fair Value Measurements at Reporting Date Using:
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Insputs	Inputs
	December 31, 2015	(Level 1)	(Level 2)	(Level 3)
Nonqualified deferred compensation plan investments	$673	$673	$—	$—
Nonqualified deferred compensation plan obligation	(673)	(673)	—	—
Equity investment in French licensee	394	394	—	—
Total	$394	$394	$—	$—

		Fair Value Measurements at Reporting Date Using:
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Insputs	Inputs
	December 31, 2014	(Level 1)	(Level 2)	(Level 3)
Nonqualified deferred compensation plan investments	$688	$688	$—	$—
Nonqualified deferred compensation plan obligation	(688)	(688)	—	—
Equity investment in French licensee	277	277	—	—
Total	$277	$277	$—	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets are measured at fair value on a nonrecurring basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only under certain circumstances. These include long-lived assets and goodwill. Long-lived assets are written down to fair value when they are held for sale or determined to be impaired.

We use Level 3 inputs to measure the fair value of goodwill and intangible assets on their annual measurement dates or if a triggering event occurs on an interim basis. No impairments were recognized for the year ended December 31, 2015 or 2014 (see Note 4 for detail).

Assets and Liabilities not Measured at Fair Value

Some of our financial instruments, including cash and cash equivalents, restricted cash, accounts receivable and accounts payable are not measured at fair value on a recurring basis but are recorded at amounts that approximate fair value due to their liquid or short-term nature.

As of December 31, 2015 and 2014, investments in international licensees included a 12.5% equity interest in our Mexican licensee, totaling $1,541,000 and a 17.5% equity interest in our Benelux licensee, totaling $500,000. In addition, we hold a 5% equity interest in our licensee in Argentina, for which we have no carrying value in our financial statements.

Our investments in the aforementioned licensees are carried at cost and adjusted only for other-than-temporary declines in fair value, distributions of capital and additional investments made. We periodically review the carrying value of these investments using Level 3 inputs such as projections of anticipated cash flows, market conditions, legal factors, operational performance, and valuations, when appropriate. We have concluded that there are no impairments to the fair value of these investments for all periods presented. The fair value of these investments is not estimated as we have determined that it would not be practicable to do so.

At December 31, 2015, the carrying value of $7,000,000 of our long-term debt under our revolving credit agreement approximated the fair value, because our agreement carries a variable rate of interest which is adjusted periodically and reflects current market conditions.

SCI has issued 11% interest Convertible Promissory Notes to its shareholders, totaling $1,482,000. These notes mature on August 1, 2017. The amount of the notes due to noncontrolling holders of SCI, $478,000, is classified as long-term debt on our consolidated balance sheet. While we believe the carrying value of the note approximates its fair value, we have not calculated the fair value as we have determined that it would not be practicable to do so. (Also see Note 7 below.)

7. DEBT

Our debt consists of the following (dollars in thousands):

	December 31,
	2015	2014
Short-term debt
Term loan, current portion	$—	$3,500
Long-term debt
SCI convertible promissory note, long-term	478	478
Term loan, long-term portion	7,000	6,500
Total	$7,478	$10,478

SCI has issued 11% interest Convertible Promissory Notes to its shareholders, totaling $1,482,000. These notes mature on August 1, 2017. The amount of the notes due to noncontrolling holders of SCI, $478,000, is classified as long-term debt on our consolidated balance sheet.

On December 29, 2015, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Lender”), with respect to a new revolving credit facility to replace our prior credit facility (as described in Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," of our Annual Report on Form 10-K for the year ended December 31, 2014). The Loan Agreement provides for a revolving credit facility in a maximum amount equal to the lesser of (i) $12,000,000 and (ii) a borrowing base calculated as (a) 85% of certain accounts receivable and other similar amounts owed to the Company plus (b) prior to the end of 2016, an additional $1,000,000 for as long as the Company maintains at least $2,000,000 in unrestricted cash in the United States. Initial borrowings under the new credit facility in the amount of $7,000,000 were used to refinance the Company’s existing indebtedness, and borrowings may be used for working capital and other general corporate purposes.

The new revolving credit facility terminates on March 29, 2018, at which point all amounts outstanding under the revolving credit facility will be due. The interest rate on borrowings under the Loan Agreement is the prime rate plus 0.25% (or, if the Company maintains a certain liquidity ratio as described in the Loan Agreement, the prime rate), and there is a commitment fee of 0.375% on the unused portions of the credit facility. Borrowings under the credit facility are secured by substantially all of our assets, including intellectual property and a pledge of 65% of the capital stock of certain foreign subsidiaries.

The Loan Agreement contains customary representations and warranties and affirmative and negative covenants, including a minimum adjusted EBITDA covenant. The Loan Agreement also contains customary events of default, including, without limitation, defaults in the payment of principal or interest, defaults in compliance with the terms and conditions of the Loan Agreement and other documents evidencing the credit facility, default upon a material adverse change in the Company, defaults in payments relating to certain other indebtedness, and bankruptcy or other insolvency events. Following an event of default, the Loan Agreement provides for various customary remedies for the Lender, including the acceleration of repayment of outstanding amounts under the Loan Agreement.

In connection with the Loan Agreement described above, effective as of December 30, 2015, the Multicurrency Revolving Credit Agreement (the "Credit Agreement"), dated as of December 29, 2009 (as amended), between the Company and Citizens Bank, N.A., as Administrative Agent, and T.D. Bank, N.A., as Issuing Bank, was terminated and the outstanding borrowings of $6,600,000 thereunder were paid in full. Prior to its termination, the Credit Agreement provided the Company with a revolving credit facility in an amount of up to $8,000,000, subject to a borrowing base calculation. The interest rate on borrowings under the Credit Agreement varied depending on the Company’s choice of interest rate and currency options, plus an applicable margin. The Credit Agreement would have otherwise terminated on July 31, 2017. In connection with the termination of the Credit Agreement, we expensed approximately $207,000 of previously capitalized debt issuance costs.

As of December 31, 2015, we had total outstanding borrowings of $7,000,000 under the Loan Agreement. The interest rate in effect on these borrowings as of December 31, 2015 was 3.5%. As of December 31, 2015, we also had two outstanding irrevocable letters of credit in the aggregate amount of $453,000.

8. EQUITY AND STOCK COMPENSATION

Preferred Stock — As of December 31, 2015, we had 10,000,000 authorized shares of $0.01 par value preferred stock.

Common Stock — As of December 31, 2015, we had 35,000,000 authorized shares of $0.01 par value common stock and had reserved 3,854,068 shares for the future issuance and exercise of stock options.

Incentive Plan — In May 2008, our shareholders approved the 2008 Stock Incentive Plan, or the Incentive Plan, which provides for the issuance of stock options and the granting of restricted stock to our directors, executive officers, officers and other key employees. A total of 2,090,000 shares of common stock were authorized for issuance under the Incentive Plan, consisting of 2,000,000 new shares and 90,000 shares allocated from our 2003 Stock Incentive Plan. Beginning in May 2008, no additional grants were to be made under the 2003 plan. On May 20, 2009 and May 17, 2012, our shareholders approved an additional 2,000,000 and 750,000 shares, respectively, of common stock for issuance under the Incentive Plan. We grant stock options at exercise prices equal to the fair market value of our common stock on the date of grant. Options issued under the Incentive Plan generally become exercisable over periods of two to five years and expire seven years from the date of the grant. At December 31, 2015, there were 686,017 shares available for future grant under the Incentive Plan.

The following table presents activity of all stock options for the year ended December 31, 2015:

			Weighted
		Weighted	Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Options	Price	Contractual Term	Value
			(In years)	(In thousands)
Outstanding at January 1, 2015	2,185,199	$4.96
Granted	273,036	2.54
Exercised	(471,093)	3.97
Cancelled or forfeited	(414,209)	8.60
Outstanding at December 31, 2015	1,572,933	$3.88	3.20	$2,689
Vested at December 31, 2015 and unvested
expected to vest	1,557,004	$3.89	3.17	$2,648
Exercisable at December 31, 2015	1,174,382	$4.09	2.37	$1,776

The aggregate intrinsic values in the preceding table represent the total intrinsic values based on our closing stock price of $5.56 per share as of December 31, 2015.

The total intrinsic values of options exercised for the years ended December 31, 2015 and 2014 were $321,000 and $165,000, respectively. Proceeds from the exercise of stock options were $1,871,000 and $489,000 for the years ended December 31, 2015 and 2014, respectively. Income tax deficiencies realized from the exercise of stock options and the vesting of restricted stock was $0 for the years ended December 31, 2015 and 2014. The income tax benefit in excess of, or less than, previously recognized stock compensation expense is recognized in additional paid-in-capital to the extent of previously recognized excess tax benefits as calculated.

As of December 31, 2015, there was $506,000 of unrecognized compensation cost related to our stock option plans. The cost is expected to be recognized over a weighted average period of 1.4 years.

Unvested Stock — Unvested stock represents shares of common stock that are subject to the risk of forfeiture until the fulfillment of specified conditions. Our restricted stock awards generally cliff vest either on the first, second or third anniversary date of the grant.

For grants that vest based on certain specified performance criteria, the grant date fair value of the shares is recognized as compensation expense over the requisite period of performance once achievement of criteria is deemed probable. For grants that vest through only the passage of time, the grant date fair value of the award is recognized as compensation expense on a straight line basis over the vesting period. The fair value of unvested stock awards is determined based on the number of shares granted and the market value of our shares on the grant date. For the years ended December 31, 2015 and 2014, $1,088,000 and $1,119,000 of compensation expense, respectively, has been recorded in operating expenses for unvested stock awards. As of December 31, 2015, there was $1,247,000 of unrecognized compensation cost related to unvested stock-based compensation arrangements granted under our stock plans that is expected to be recognized as compensation expense in the amounts of $891,000, $345,000 and $11,000 for the years ended December 31, 2016, 2017, and 2018, respectively.

The following table presents activity of all unvested stock for the year ended December 31, 2015:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value
Unvested at January 1, 2015	571,753	$4.44
Granted	429,791	3.23
Vested	(215,862)	3.45
Forfeited/cancelled	(37,898)	3.93
Unvested at December 31, 2015	747,784	$4.04

The following table presents the total amount of stock-based compensation expense included in our consolidated statement of operations for the years ended December 31, 2015 and 2014 (dollars in thousands):

	Year Ended December 31,
	2015	2014
Cost of goods sold	$45	$47
Product development	25	13
Sales and marketing	210	250
General and administrative	1,214	1,372
Stock-based compensation expense	1,494	1,682
Income tax benefits	—	—
Total stock-based compensation expense, net	$1,494	$1,682

The fair value of options at date of grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of an option pricing model requires us to make certain assumptions with respect to selected model inputs. Expected stock price volatility was calculated based on the historical volatility of our common stock over the expected life of the option. The average expected life was based on the contractual term of the option and expected employee exercise behavior. The risk-free interest rate is based on United States Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant.

The weighted-average assumptions used in the Black-Scholes option pricing model for the years ended December 31, 2015 and 2014, were as follows:

	Year Ended December 31,
	2015	2014
Range of risk-free interest rates	1.61%-2.04%	1.97%-2.27%
Expected life (in years)	6.72	7
Expected volatility	56.92%	58.62%
Dividend yield	—%	—%
Weighted average grant date fair value	$1.44	$3.05

Stock Repurchase Plans — On February 28, 2006, our Board of Directors authorized our stock repurchase plan, or the Repurchase Plan. The Repurchase Plan authorized us to purchase up to 2,000,000 shares of our outstanding common stock on or before February 25, 2008. From the date of the adoption of the Repurchase Plan through December 18, 2006, we repurchased 1,244,566 shares. On December 19, 2006, the Board of Directors increased the remaining authorization to 2,000,000 shares. On February 15, 2008, our Board of Directors approved an increase of 1,000,000 shares to be repurchased under the Repurchase Plan, pursuant to a plan intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and additionally renewed the remaining management discretionary authority to repurchase 2,000,000 shares, for a total repurchase authorization of 3,000,000 shares as of February 15, 2008. In November 2011, we resumed our repurchase activity under the Repurchase Plan. During the year ended December 31, 2015, we did not repurchase shares under the Repurchase Plan. At December 31, 2015, 1,205,129 shares remained available for repurchase under our Repurchase Plan.

All other share repurchases in 2015 and 2014 were shares acquired from our employees or directors in accordance with our Incentive Plan as a result of share withholdings to pay income tax related to the lapse of restrictions on restricted stock and thus did not impact the shares available for repurchase under the Repurchase Plan.

9. INCOME TAXES

The components of income (loss) before provision (benefit) for income taxes and net income (loss) attributable to the noncontrolling interest are as follows (dollars in thousands):

	Year Ended December 31,
	2015	2014
United States	$(93)	$(8,658)
Foreign	4,651	(9,119)
	$4,558	$(17,777)

The provision (benefit) for income taxes consists of the following (dollars in thousands):

	Year Ended December 31,
	2015	2014
Current:
Federal	$-	$(61)
State	38	45
Foreign	1,243	192
Total	1,281	176
Deferred:
Federal	-	-
State	-	-
Foreign	-	-
Total	-	-
Provision for income taxes	$1,281	$176

A reconciliation of statutory federal income tax provision (benefit) at a 35% tax rate to recorded income tax expense is as follows (dollars in thousands):

	Year Ended December 31,
	2015	2014
Statutory federal income tax expense (benefit)	$1,597	$(6,222)
State taxes, net of federal benefit	19	19
Valuation allowances	249	(10,186)
Foreign income inclusion, net of foreign tax credits	254	—
Provision to return adjustments	847	901
Capital loss expiration	—	15,266
Foreign rate differential	(1,841)	271
Incentive stock options	31	58
Meals and entertainment	87	144
Other, net	38	(75)
Recorded income tax expense (benefit)	$1,281	$176

The tax effects of the items comprising our deferred tax assets and liabilities are as follows (dollars in thousands):

	December 31,
	2015	2014
Deferred tax assets:
Accruals not currently deductible	$7,128	$6,963
Revenue recognized for tax purposes	2,198	2,751
Investments in available-for-sale and trading securities	802	848
Net operating losses and other carryforwards	30,951	29,754
Other	289	314
Total gross deferred tax assets	41,368	40,630
Valuation allowances	(37,988)	(38,236)
Net deferred tax assets	3,380	2,394
Deferred tax liabilities:
Depreciable assets	(3,163)	(2,267)
Software development costs		—
Other	(217)	(127)
Total deferred tax liabilities	(3,380)	(2,394)
Total	$—	$—

As of December 31, 2015, in the United States we had federal net operating loss carryforwards of $22,130,000 related to the LoJack Corporation consolidated tax group, which expire between 2030 and 2035, and $8,677,000 of net operating loss carryforwards associated with our investment in SCI, which expire between 2025 and 2032. We had state net operating loss carryforwards which could result in a net benefit of approximately $1,258,000, which will expire at various dates through 2035. We also had domestic research and development tax credit carryforwards of $1,485,000, which will expire between 2029 and 2035, and United States foreign tax credit carryforwards of $2,656,000, which will expire at various dates through 2025. We also have a $238,000 capital loss carryforward, which will expire in 2021.

At December 31, 2015, we had foreign net operating loss carryforwards of approximately $47,019,000 primarily related to our operations in Italy and Canada. Our net operating loss carryforwards in Italy have indefinite lives. The net operating loss carryforwards of our remaining subsidiaries expire at various dates through 2035.

At December 31, 2015, we maintain a full valuation allowance against our worldwide deferred tax assets net of deferred tax liabilities, with the exception of Ireland, which has deferred tax assets of $0. The net current year valuation allowance increased by approximately $249,000 and decreased by approximately $10,186,000 during the years ended December 31, 2015 and 2014, respectively. The slight increase in valuation allowance in 2015 is primarily due to the effect of reserving the tax benefit of losses generated in foreign jurisdictions coupled with better than expected current year domestic taxable income. The decrease in valuation allowance in 2014 is primarily due to the tax effect of approximately $15,266,000 expired capital loss carryforward, net of the additional effect of the tax benefit of losses generated by both domestic and foreign jurisdictions. If sufficient evidence of our ability to generate future taxable income in the jurisdictions in which we currently maintain a valuation allowance causes us to determine that our deferred tax assets are more likely than not realizable, we would release our valuation allowance, which would result in an income tax benefit being recorded in our consolidated statement of operations.

We recorded a $1,281,000 provision for income taxes for the year ended December 31, 2015. This amount is comprised of the provision for income taxes for our Irish subsidiary and miscellaneous state tax provisions.

The effective tax rate is lower than the U.S. statutory rate as a result of recording a taxable profit in our Irish operations. Furthermore, we recorded a tax provision on our year-to-date Irish profits and are recording no tax benefit for the year-to-date losses of the remaining entities of our worldwide group. We continue to maintain a full valuation allowance against the net deferred tax assets of the U.S. and our non-Irish foreign subsidiaries at December 31, 2015.

In general, it is the practice and intention of the Company to indefinitely reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2015, the Company has not made a provision for U.S. or additional foreign withholding taxes on approximately $11,897,000 of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries because such earnings are considered to be indefinitely reinvested in the business. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

Uncertain Tax Positions

Due to complexity within and diversity among the various jurisdictions in which we do business, there is a risk that a governmental agency may disagree with the manner in which we have computed our taxes. Additionally, due to the lack of uniformity among all of the foreign and domestic taxing authorities, there may be situations where the tax treatment of an item in one jurisdiction is different from the tax treatment in another jurisdiction or that a transaction causes a tax liability to arise in another jurisdiction.

As of December 31, 2015 and December 31, 2014, we had no material gross unrecognized tax benefits. However, if an uncertain tax position does arise, the Company will recognize interest and penalties related to income tax matters within income tax expense. At December 31, 2015 and December 31, 2014, we had no accrued interest and penalties.

We are subject to U.S. federal income tax, as well as income tax in multiple state and foreign jurisdictions. We have substantially concluded all U.S. federal tax matters through 2011 and state income tax matters through 2006. All material foreign income tax matters through 2008 have been substantially concluded as well.

10. COMMITMENTS AND CONTINGENT LIABILITIES

Lease Commitments — We lease various facilities, equipment and vehicles under operating leases whose terms expire from 2015 to 2025. Certain facility and equipment leases contain renewal options ranging from one to five years. Certain of our facility and equipment leases contain escalation clauses. For facility leases, we record the total expense of the lease on a straight-line basis over the estimated term of the lease.

Minimum annual lease payments under operating leases as of December 31, 2015 are as follows (dollars in thousands):

2016	$4,842
2017	3,671
2018	2,602
2019	1,787
2020	1,230
Thereafter	3,983
Total	$18,115

Rental expense under operating leases aggregated approximately $5,349,000 and $5,781,000 for the years ended December 31, 2015 and 2014 respectively.

Purchase Commitments and Milestone Payments — As of December 31, 2015, we had outstanding commitments for items including certain inventory material, system components, testing services, tooling equipment and software subscription services totaling approximately $4,645,000.

Loan Guarantees — We guarantee the amortized value of LoJack Units purchased by customers via auto loans underwritten by a certain financing company. Under this agreement, we will reimburse participating dealers the remaining unamortized cost of a financed LoJack Unit upon a borrower’s default within the initial eighteen months of the auto loan. This agreement terminated effective December 31, 2015 but is automatically renewed for subsequent one year terms until either of the parties provides a notification of intent to terminate the agreement. As neither party provided a notice of intent to terminate, the agreement was automatically renewed for the year ended December 31, 2016.

Payment to the participating dealers is remitted by us under this agreement on a claim-by-claim basis. Based on the unamortized cost of units sold, our maximum potential amount of future payments under this agreement, assuming the default of all participants, is $4,449,000 as of December 31, 2015. Our expected obligation is accrued based on sales to the participating dealers and industry default statistics. As of December 31, 2015, we had accrued $88,000 under this guarantee. Accruals for loan guarantees are recorded as a reduction of revenue in the consolidated statement of operations.

Contingencies — From time to time, we are engaged in certain legal matters arising in the ordinary course of business and in certain matters more fully described below. The results of legal proceedings cannot be predicted with certainty. Should we fail to prevail in any of these legal matters, our financial condition and results of operations could be materially adversely affected.

New York Litigation

As previously reported, on October 13, 2010, a suit was filed by G.L.M. Security & Sound, Inc. (“G.L.M.”) against the Company in the United States District Court for the Eastern District of New York (the “Court”) alleging breach of contract, misrepresentation, and violation of the New York franchise law, Mass. Gen. Laws c. 93A and the Robinson-Patman Act, among other claims. G.L.M. sought damages of $10,000,000, punitive damages, interest and attorney’s fees, and treble damages. For further information regarding the background of this litigation, see “Part I - Item 3. Legal Proceedings” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

On September 19, 2014, the Court entered summary judgment in favor of the Company on G.L.M’s three remaining claims for breach of contract, breach of the duty of good faith and fair dealing, and violation of Mass. Gen. Laws c. 93A. The Court denied G.L.M.’s attempt to amend its complaint on the basis of futility and undue delay. The Court also entered summary judgment in favor of the Company on its counterclaim for breach of contract. The Court set a deadline for the parties to provide a schedule to brief the issue of monetary damages related to the Company’s successful counterclaim for breach of contract.

On August 21, 2015, the Court issued a Memorandum and Opinion with respect to the Company’s claim for damages on its breach of contract counterclaim. The Court found that the Company is entitled to recover damages and interest on its counterclaim in the total amount of $1,861,848. The Court ordered that judgment enter in that amount and that the case be closed. On August 25, 2015, the clerk of the Court entered judgment in the Company’s favor.

On September 23, 2015, G.L.M. filed a notice of appeal. The case will proceed to appeal in the Second Circuit Court of Appeals. The Company will vigorously defend against the appeal, but there can be no assurances that the Company will be able to recover the full amount of the judgment.

Battery Evaluation

We were notified in 2013 by some of our international licensees that some of the batteries manufactured by our former battery manufacturer, EVE Energy Co., Ltd., or EVE, and included in self-powered LoJack Units these licensees had purchased from us exhibited degraded performance below LoJack’s quality standards. These notifications led us to perform our own investigation. We have confirmed that batteries manufactured by EVE that were included in certain self-powered LoJack Units sold in the United States and to our international licensees are exhibiting variability in performance that could impact the ability of the LoJack Unit to transmit a signal when called upon for stolen vehicle recovery. We manufacture both vehicle and self (battery) powered LoJack Units and this degraded performance only potentially affects the transmit battery pack in our self-powered units. As of the date of this report, the majority of LoJack Units in circulation are vehicle powered.

In our effort to maintain a high recovery rate of stolen vehicles with LoJack Units, in September 2014, we commenced a quality assurance notification program in the U. S. related to the battery evaluation for vehicle product customers with EVE batteries in self-powered LoJack Units under base or extended warranty. We also entered into agreements to support quality assurance programs with all major international licensees that have identified performance issues in certain self-powered units equipped with the EVE battery pack. As of the date of this report, one of our international licensees has requested further support in conducting technical analysis on additional self-powered LoJack Units with the EVE battery pack, which could result in an increase in the scope of this licensee’s quality assurance program and further costs to us and/or business concessions to the licensee that are not reflected in the accrual described below.

As of the date of this report, we have recorded a provision in the amount of $9,116,000 with respect to certain costs associated with this program, quality assurance programs in other countries and markets, and other business concessions related to the EVE battery performance matter, based on our best estimates where a potential loss is considered probable. As of the date of this report, we anticipate that the U.S. quality assurance program will be completed by the second quarter of 2016.

The following table summarizes our accrual and associated activity from December 31, 2014 through December 31, 2015 (in thousands):

Quality
Assurance
Program
Reserve
Balance at December 31, 2014	$6,406
Additions	1,076
Payments/reductions	(5,366)
Foreign exchange impact	(65)
Balance at December 31, 2015	$2,051

The Company and its subsidiaries have incurred, and expect to continue to incur, costs and expenses related to the actions that we have decided to take to address this matter. These costs and expenses may include, among others, those related to quality assurance programs, product or battery replacements, warranty claims, extension of product warranties, legal and other professional fees, litigation, and payments or other business concessions to our B2B customers. Because of the on-going nature of this matter, we cannot predict what other actions will be required or otherwise taken by LoJack, nor can we predict the outcome nor estimate the possible loss or range of loss with respect to any such actions.

We have filed a formal claim under our relevant insurance policy and, as of the date of this report, we have been paid $1,600,000 of our claim and are in discussions with our insurance carrier as to the additional amount of our expenses that may be covered by such insurance. Our relevant insurance policy provides up to $5,000,000 of coverage and includes a deductible of $100,000. There can be no assurances that we will be able to recover any additional amounts from our insurance company to help reduce our financial exposure.

Battery Manufacturer Litigation

On October 27, 2014, the Company and LoJack Ireland, a subsidiary of the Company, commenced arbitration proceedings against EVE by filing a notice of arbitration with the Hong Kong International Arbitration Centre. The filing alleges that EVE breached representations and warranties made in a supply agreement relating to the quality and performance of batteries supplied by EVE. In accordance with instructions from the arbitration panel, the Company and LoJack Ireland commenced a second arbitration proceeding against EVE raising substantially similar allegations under a prior supply agreement by filing a notice of arbitration on March 27, 2015. EVE filed its responses to the Statements of Claim, including a counterclaim for defamation, on July 24, 2015. The Company and LoJack Ireland filed reply briefs on August 14, 2015. Pursuant to the terms of the Procedural Order, the same arbitration panel has been appointed for the second arbitration, and the panel will decide whether the two arbitrations may be conjoined upon submission of all the pleadings. A merits hearing on the claims against EVE is scheduled to begin on June 6, 2016. The Company cannot predict the ultimate outcome of the litigation nor the amount of damages, if any, that the Company may be awarded by the arbitration panel.

11. EMPLOYEE BENEFIT PLANS

We have a profit sharing plan with a Section 401(k) feature to provide retirement benefits covering substantially all of our full-time domestic employees. Under the provisions of the plan, employees are eligible to contribute a portion of their compensation within certain limitations as established by the plan and the Internal Revenue Code. On March 26, 2009, our Board of Directors amended the Company’s 401(k) Plan to make the Company’s match of employee contributions discretionary on the part of the Company. Effective January 1, 2015 the Company elected to suspend the employer match portion of our 401(k) Plan. As such, there were no company contributions to the 401(k) Plan during the year ended December 31, 2015. For the year ended December 31, 2014, we elected to match 50% of employee contributions up to a maximum of 6% of the participants’ compensation, subject to certain limitations. Company contributions become fully vested after five years of continuous service. Company contributions related to the plan were approximately $1,236,000 for the year ended December 31, 2014.

We also maintain a nonqualified deferred compensation plan for the benefit of our key employees. The plan allows for eligible employees to defer a percentage of their total cash compensation. The plan also provides for the Company to make matching contributions of 50% of employee contributions (100% of employee contributions for those individuals with more than five years of service) up to a maximum of 6% of their total cash compensation; however, in March 2009, the Board of Directors voted to suspend the matching contributions. Company contributions become fully vested three years after contribution. We may also make discretionary contributions to the deferred compensation plan. No company contributions were made to the nonqualified deferred compensation plan during the years ended December 31, 2015 or 2014.

Our investments associated with our nonqualified deferred compensation plan consist of mutual funds that are publicly traded and for which market prices are readily available. The investments of the deferred compensation plan are included in other assets at fair value (also refer to Note 6). Investments related to the deferred compensation plan are classified as trading securities and reported at fair value with unrealized gains and losses included in other income (expense) in the consolidated statement of operations. The other income (expense) is offset in equal amounts by adjustments to compensation expense recognized and included in general and administrative expenses. Our investments in the deferred compensation plan are reported as long-term assets on our consolidated balance sheets. Our liabilities to the participants in the deferred compensation plan, which are equal to the fair value of the assets in the plan, are reported as long-term accrued compensation on our consolidated balance sheets.

12. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

We have three separately managed and reported business segments: North America, International and All Other. The accounting policies of our segments are consistent with those policies described in Note 1.

Our North America segment includes our domestic operation which sells products that operate in all or a portion of 29 states and the District of Columbia, in the United States as well as LoJack Canada, a provider of stolen vehicle recovery products and services in Canada.

Our International segment sells products, licenses or owns and operates LoJack proprietary vehicle recovery technology in 30 countries and territories throughout Europe, Africa and Latin and South America and our wholly owned subsidiary in Italy, LoJack Italia, SRL, or LoJack Italia. For the years ended December 31, 2015 and 2014, LoJack Italia had revenue of $7,567,000 and $5,774,000 and operating losses of $2,181,000 and $3,683,000, respectively. As of December 31, 2015 and 2014, LoJack Italia had assets of $7,337,000 and $2,965,000, respectively.

In 2008, we acquired the assets of Locator Systems (now known as SafetyNet) and SCI, providers of technology for the tracking and rescue or recovery of people at risk of wandering and valuable cargo and business information, respectively. The financial statement impact of these businesses is included in the All Other segment below.

The following table presents information about our operating segments for 2015 and 2014 (dollars in thousands). Certain general overhead costs have been allocated to the North America and International segments based on methods that we consider to be reasonable.

	North America	International
	Segment	Segment	All Other	Consolidated
Year Ended December 31, 2015
Revenue	$87,179	$37,219	$5,154	$129,552
Depreciation and amortization	4,226	193	137	4,556
Operating (loss) income	(10,855)	14,395	172	3,712
Capital expenditures	2,876	173	255	3,304
Segment assets	47,131	26,695	4,179	78,005
Deferred revenue	12,086	4,132	113	16,331
Year Ended December 31, 2014
Revenue	$93,779	$35,519	$4,270	$133,568
Depreciation and amortization	3,352	267	94	3,713
Operating (loss) income	(23,812)	7,205	(238)	(16,845)
Capital expenditures	7,398	98	535	8,031
Segment assets	47,788	24,649	3,823	76,260
Deferred revenue	13,729	3,290	125	17,144

The following table presents information about our geographic revenue, based on the location of our customers, for 2015 and 2014 (dollars in thousands):

	Year Ended December 31,
	2015	2014
United States	$90,951	$92,398
Africa	11,043	14,196
Latin American and Caribbean countries	15,720	12,376
Canada	1,382	5,651
Europe	10,456	8,947
Total	$129,552	$133,568

The following table presents information about our revenue, by product and service lines, for 2015 and 2014 (dollars in thousands):

	Year Ended December 31,
	2015	2014
Products	$98,994	$93,004
Early Warning Products (1)	19,755	27,376
Warranties	5,825	6,444
Services	4,978	6,744
Total	$129,552	$133,568

(1) Prior to our adoption of ASC 605 as of January 1, 2011, the Early Warning Unit and ongoing notification service were considered to be one unit of accounting. In 2015 and 2014, the above includes service revenue related to the delivery of the Early Warning ongoing notification service of $4,000,000 and $3,152,000, respectively.

The following table presents information about our long-lived assets, by geographic location, as of December 31, 2015 and 2014 (dollars in thousands):

	December 31,
	2015	2014
United States	$14,813	$15,906
Canada	194	471
Europe and other	365	414
Total	$15,372	$16,791

13. UNAUDITED QUARTERLY RESULTS

Our unaudited quarterly results are summarized below (dollars in thousands, except per share data):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Year Ended December 31, 2015
Revenue	$28,762	$33,642	$32,644	$34,504
Gross profit	13,955	18,484	17,767	20,240
Net income (loss)	(1,625)	1,209	1,495	2,198
Net income (loss) attributable to LoJack Corporation	(1,649)	1,188	1,481	2,177
Basic income (loss) per share attributable to LoJack Corporation	$(0.09)	$0.06	$0.08	$0.12
Diluted income (loss) per share attributable to LoJack Corporation	$(0.09)	$0.06	$0.08	$0.12
Year Ended December 31, 2014
Revenue	$30,132	$34,411	$32,673	$36,352
Gross profit	15,093	16,992	10,086	17,951
Net loss	(5,539)	(3,435)	(8,174)	(805)
Net loss attributable to LoJack Corporation	(5,488)	(3,388)	(8,194)	(854)
Basic loss per share attributable to LoJack Corporation	$(0.31)	$(0.19)	$(0.45)	$(0.04)
Diluted earnings loss per share attributable to LoJack Corporation	$(0.31)	$(0.19)	$(0.45)	$(0.04)

14. RESTRUCTURING ACTIVITIES

During the fourth quarter of 2014, the Company announced a plan to consolidate our Canadian operations to reduce costs and more closely align the Canadian business with our U.S. operations. As a result of this plan, we incurred a pre-tax charge of approximately $2,396,000 in the fourth quarter of 2014. We completed the program during the second quarter of 2015 and substantially all of these charges will result in cash expenditures over the next five fiscal quarters. In December 2015, upon further analysis and review of the facts and circumstances surrounding our restructuring accrual, we recorded an additional charge of $281,000.

The following table summarizes our restructuring activity during the years ended December 31, 2015 and 2014:

	December 31,
	2015	2014
Severance and other employee-related costs	$80	$2,043
Contractual lease obligation and related costs	201	353
Total restructuring charges	$281	$2,396

The following table summarizes our total restructuring charges incurred during the years ended December 31, 2015 and 2014 as well as charges incurred to date by segment:

	December 31,
	2015	2014
North America Segment	$281	$2,396
International Segment	—	—
All Other	—	—
Total	$281	$2,396

The following table summarizes our accrued restructuring balance and associated activity from December 31, 2014 through December 31, 2015:

	Accrued				Accrued
	Restructuring				Restructuring
	as of			Foreign	as of
	December 31,		Cash	Exchange	December 31,
	2014	Additions	Payments	Impact	2015
Severance and other employee-related costs	$2,043	$80	$(1,217)	$(306)	$600
Contractual lease obligation and related costs	353	201	(172)	(61)	321
Total restructuring charges	$2,396	$281	$(1,389)	$(367)	$921